NEWS RELEASE

MOLLY K. WILLIAMSON ELECTED TO NOBLE ENERGY, INC. BOARD

HOUSTON (March 15, 2013) -- Noble Energy, Inc. (NYSE: NBL) announced today that its Board of Directors elected Molly K. Williamson to its board, increasing the number of directors to ten.

Ms. Williamson is currently a scholar at the Middle East Institute in Washington, D.C following an extensive and distinguished career in the U.S. government. She has held a unique combination of policy and leadership positions in the State Department and other cabinet departments where she specialized in Middle East policy and diplomacy. Her foreign appointments included serving as Consul General and Chief of Mission in Jerusalem. In addition to the State Department, she also held senior positions in the departments of Commerce, Defense and Energy. She lectures frequently at Johns Hopkins University and Georgetown University on U.S. foreign policy, energy and environmental policy and international demographics. She holds both M.A. and B.A. degrees, each with highest honors, from the University of Maryland.

Noble Energy's Chairman and CEO, Charles D. Davidson, commented: "On behalf of Noble Energy's board, we are pleased to welcome Ms. Williamson to the Noble Energy team. Molly's unique international and foreign policy experience and perspectives will be invaluable to our company's global growth and success."

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Contacts
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
Eric Schneider, CFA
(281) 872-2640 eschneider@nobleenergyinc.com

Media Inquiries
Communications and Government Relations
(281) 876-8873 media@nobleenergyinc.com